Exhibit 99.1

Howard Bancorp, Inc. Reports Third Quarter 2020 Results

BALTIMORE--(BUSINESS WIRE)--October 28, 2020--Howard Bancorp, Inc. (NASDAQ: HBMD) (“Howard Bancorp” or the “Company”), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2020.

Net Income (Loss) and Income (Loss) per Share

The Company reported net income of $4.6 million, or $0.25 per both basic and diluted common share, for the third quarter of 2020. This compares to net income of $4.6 million, or $0.24 per both basic and diluted common share, for the third quarter of 2019 and a net loss of $29.4 million, or a $1.57 loss per both basic and diluted common share, for the second quarter of 2020.

The increases in third quarter 2020 basic and diluted earnings per common share of $0.01 when compared to the third quarter of 2019 and $1.82 when compared to the second quarter of 2020 were primarily attributable to the following items:

  The second quarter of 2020 included a $34.5 million goodwill impairment charge, included within noninterest expense. This item, which had no tax impact, reduced second quarter 2020 earnings by $1.84 per share.
  The third quarter 2020 provision for credit losses was $1.7 million, an increase of $1.1 million (-$0.04 after tax per share) from the third quarter of 2019, and a decrease of $1.3 million (+$0.05 after tax per share) from the second quarter of 2020.
  The Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) resulted in significant loan originations under this program in the second quarter of 2020. Third quarter 2020 pretax income of $1.1 million ($0.04 after tax per share) from this program represented an increase of $66 thousand (under $0.01 after tax per share) from the second quarter of 2020. The PPP program did not exist prior to the second quarter of 2020.
  The third quarter of 2019 included $336 thousand ($0.01 per share) in pretax income from the Company’s former mortgage banking activities, which were concluded in the first quarter of 2020.
  The third quarter of 2019 included a $700 thousand ($0.03 per share) litigation settlement charge stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank.
  The second quarter of 2020 included a $1.0 million ($0.04 per share) litigation accrual for potential litigation claims stemming from certain mortgages originated by First Mariner Bank. This accrual was not related to the $700 thousand litigation settlement charge recorded in the third quarter of 2019.
  The second quarter of 2020 included securities gains of $3.0 million ($0.12 per share). We did not recognize any securities gains in the third quarters of 2020 or 2019.
  The second quarter of 2020 included prepayment penalties on Federal Home Loan Bank of Atlanta (“FHLB”) advances of $224 thousand ($0.01 per share). We did not recognize any prepayment penalties in the third quarter of 2020 or 2019.

Core net income is a non-GAAP financial measure that excludes, if applicable, the earnings contribution of the Company’s mortgage banking activities, the goodwill impairment charge, and certain other items to provide a picture of ongoing activities deemed core to the Company’s strategy. Core net income for the third quarter of 2020, which is unchanged from reported net income, was $4.6 million, or $0.25 per both basic and diluted common share. This compares to core net income of $4.9 million, or $0.26 per both basic and diluted common share for the third quarter of 2019. The $0.01 per share decrease in core earnings per share was primarily the result of a higher provision for credit losses, reflecting the changing economic environment, which was up $1.1 million (-$0.04 after tax per share), offset by the pretax contribution from PPP lending activities of $1.1 million (+$0.04 after tax per share). This also compares to core net income of $3.7 million, or $0.20 per both basic and diluted common share, for the second quarter of 2020. The $0.05 per share increase in core earnings per share was primarily the result of the after tax impact of the lower provision for credit losses, which was down $1.3 million (+$0.05 after tax per share). *

Core pre-provision net revenue (“core PPNR”), a non-GAAP financial measure that adds back the provision for credit losses to GAAP pretax income and excludes the pretax earnings contribution of the Company’s mortgage banking activities, the goodwill impairment charge, and certain other items, was $7.7 million for the third quarter of 2020. The third quarter of 2020 core PPNR was up $446 thousand, or 6.2%, from $7.2 million for the third quarter of 2019, and was down $278 thousand, or 3.5%, when compared to the second quarter 2020 core PPNR of $7.9 million. *

The Company reported a net loss of $21.5 million, or a loss of $1.14 per both basic and diluted share, for the nine months ended September 30, 2020. This compared to net income of $11.0 million, or $0.58 per both basic and diluted share, for the nine months ended September 30, 2019. Core net income for the nine months ended September 30, 2020 was $11.0 million, or $0.58 per both basic and diluted share, compared to $13.0 million, or $0.68 per both basic and diluted share, for the nine months ended September 30, 2019. Core PPNR for the nine months ended September 30, 2020 was $22.6 million, a $2.0 million, or 9.8%, increase from $20.6 million for the nine months ended September 30, 2019. *

Paycheck Protection Program Loans

The Company actively participated in the SBA’s PPP program during the second and third quarters of 2020. $201.0 million of loans were originated under the program, with $2.0 million originated during the third quarter. A total of 1,062 loans were originated under the program with an average loan size of $189 thousand. The Company originated 525 loans, totaling $10.4 million, which are eligible under the recently implemented simplified forgiveness rules issued by the SBA. As of October 23, 2020, the SBA had approved three loan forgiveness applications submitted by the Company, with total forgiveness of $134 thousand. The Company will continue to support its customers throughout the forgiveness process.

The Company received and deferred total processing fees from the SBA for originated PPP loans of $6.7 million. In addition, $782 thousand of origination costs were deferred. The net deferred fees are being accreted as a yield adjustment over the contractual term of the underlying PPP loans. The effective yield of the Company’s PPP portfolio is 2.52%. The PPP loans generated pretax income of $1.1 million, or $0.04 after tax per share, in the third quarter of 2020, up $66 thousand from the second quarter of 2020. PPP loans, net of unearned income, totaled $196.4 million at September 30, 2020.

Certain information in this earnings release is presented with respect to “portfolio loans”, a non-GAAP measure defined as total loans and leases, but excluding the PPP loans. The Company believes that portfolio loan related measures provide additional useful information for purposes of evaluating the Company’s results of operations and financial condition with respect to the third quarter of 2020 and comparing it to other periods, since the PPP loans are 100% guaranteed, were not subject to traditional loan underwriting standards, and a substantial portion of these loans are expected to be forgiven and repaid by the SBA within the next nine months. The Company commenced making loans under the PPP program in the second quarter of 2020 and, with the expiration of the program, is no longer making new PPP loans. *

COVID-19 Response

The Company continues to respond to the COVID-19 pandemic in a number of ways, with a focus on protecting our employees, strengthening our communities, and serving our customers. In addition to the funding of $201 million of PPP loans, the Company has provided loan modifications to both commercial and retail customers, on a case by case basis, in the form of payment deferrals for periods up to six months. Deferrals continue to trend favorably from their peak of $315 million (17.9% of portfolio loans) on April 24, 2020, dropping to $228 million (13.4% of portfolio loans) on July 24, 2020, then to $148 million (8.7% of portfolio loans) at September 3, 2020, the most recent date when the Company previously disclosed deferral data. As of October 23, 2020, deferrals have further declined to $73 million, or 4.3% of portfolio loans. Customer requests for second deferrals have been minimal and the Company expects substantially all loans with existing deferrals to have ended deferral status by January 31, 2021. *

Asset Quality and Allowance for Loan and Lease Losses

Nonperforming assets (“NPAs”) totaled $18.1 million at September 30, 2020, a decrease of $2.5 million from June 30, 2020 and a decrease of $5.7 million from September 30, 2019. NPAs consisted of $17.0 million of nonperforming loans (“NPLs”) and $1.1 million of other real estate owned (“OREO”) at September 30, 2020. NPLs were 0.90% of total loans and 1.01% of portfolio loans at September 30, 2020. NPAs represented 0.71% of total assets, 0.96% of total loans and OREO, and 1.07% of portfolio loans and OREO at September 30, 2020. *

  This compares to NPAs of $23.9 million at September 30, 2019 that consisted of $20.0 million in NPLs and $3.9 million of OREO. NPLs were 1.15% of total loans at September 30, 2019 while nonperforming assets represented 1.04% of total assets and 1.38% of total loans and OREO at September 30, 2019.
  This compares to NPAs of $20.6 million at June 30, 2020 that consisted of $18.5 million in NPLs and $2.1 million of OREO. NPLs were 0.97% of total loans and 1.08% of portfolio loans at June 30, 2020 while NPAs represented 0.84% of total assets, 1.08% of total loans and OREO, and 1.21% of portfolio loans and OREO at June 30, 2020.

Net charge-offs were $78 thousand in the third quarter of 2020 and represented 0.02% of average portfolio loans (annualized). This compares to net charge-offs of $129 thousand, or 0.03% of average loans (annualized) in the third quarter of 2019 and $28 thousand, or 0.01% of average portfolio loans (annualized) in the second quarter of 2020. For the first nine months of 2020, net charge-offs were $569 thousand, or 0.04% of both average total loans and average portfolio loans (annualized). The allowance for loan and lease losses (the “allowance”) was $17.7 million on September 30, 2020. The provision for credit losses for the third quarter of 2020 of $1.7 million included a $320 thousand addition to the reserve for unfunded commitments which is included in other liabilities. *

Because the Company is a smaller reporting company under SEC rules, the allowance was determined under the incurred loss model. The allowance represented 0.94% of total loans, 1.05% of portfolio loans, and 104.0% of NPLs at September 30, 2020. *

  This compares to an allowance of $9.6 million at September 30, 2019. The September 30, 2019 allowance represented 0.55% of total loans and 48.1% of NPLs. The $8.1 million increase in the allowance at September 30, 2020 was the result of aggregate provisions for credit losses attributable to the allowance of $8.6 million partially offset by aggregate net charge-offs of $513 thousand during the four quarter period ending September 30, 2020. $7.9 million of the aggregate provisions for credit losses attributable to the allowance were recorded in 2020.
  This compares to an allowance of $16.4 million at June 30, 2020. The June 30, 2020 allowance represented 0.86% of total loans, 0.96% of portfolio loans, and 88.6% of NPLs. The $1.3 million increase in the allowance at September 30, 2020 was the result of a provision for credit losses attributable to the allowance of $1.4 million partially offset by net charge-offs of $78 thousand during the quarter ended September 30, 2020.

The Company’s allowance as a percentage of total loans has historically been lower than peers due to the accounting for acquired loans and their initial impact on the allowance. The allowance for loan and lease losses and unamortized fair value marks as a percentage of portfolio loans, a non-GAAP measure that management uses to assess credit coverage, adds the unamortized fair value marks to total loans, portfolio loans, and the allowance for loan and lease losses. While the fair value marks, unlike the allowance, are not available to absorb general losses but are only available to absorb losses for the specific loan to which they apply, this measure provides the Company with an additional indicator of loss absorption capacity. This non-GAAP measure was 1.32% of total loans at September 30, 2020, an increase of 0.04% from June 30, 2020 and an increase of 0.22% from September 30, 2019. This measure was 1.48% of portfolio loans at September 30, 2020, an increase of 0.05% from June 30, 2020 and an increase of 0.38% from September 30, 2019. *

The Company’s asset quality trends continue to indicate minimal additional stress in the loan portfolio, with the COVID-19 related loan modifications and PPP loans likely reducing the short-term risk in the portfolio. However, management believes it remains prudent, but to a lesser extent than in the first two quarters of 2020, to proactively increase the allowance given the significant stress experienced in the economy due to the COVID-19 pandemic, coupled with the Company’s expectation that these stresses will continue for at least the next several quarters. The Company increased the allowance at September 30, 2020 by $1.3 million over the June 30, 2020 level. The allowance has now been increased by $7.3 million since December 31, 2019. This increase was based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily economic factors driven by the unemployment rate and GDP as well as factors driven by the level of loans to potentially highly impacted industries and risk rating downgrades.

While the Maryland economy has fully reopened with some limitations and a substantial amount of economic activity has returned, unemployment, while declining, still remains high, and many businesses are still experiencing significant drops in revenue. The recent rise in new COVID-19 cases and hospitalizations since the end of September may lead to ongoing limitations on economic activity in the future. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance will reduce the short-term risk in the Company’s loan portfolio, management believes there is the potential for additional risk rating downgrades and an increase in charge-offs in future periods.

Stockholders’ Equity and Regulatory Capital Ratios

Stockholders’ equity at September 30, 2020 was $289.5 million, an increase of $6.2 million from June 30, 2020. The increase was primarily due to third quarter 2020 net income of $4.6 million and a $1.2 million increase in accumulated other comprehensive income, which represents the after tax impact of a $1.7 million increase in the fair value of available-for-sale securities. Book value per common share was $15.45 at September 30, 2020, a decrease of $0.73 per share since September 30, 2019 and an increase of $0.31 per share since June 30, 2020.

Tangible stockholders’ equity, a non-GAAP financial measure that deducts goodwill and other intangible assets, net of any applicable deferred tax liabilities, was $253.2 million at September 30, 2020. This compares to $246.5 million at June 30, 2020, with the $6.7 million increase primarily the result of growth in stockholders’ equity and the $489 thousand after tax effect of core deposit intangible amortization. Tangible stockholders’ equity has increased by $17.2 million since September 30, 2019. Tangible book value per common share, a non-GAAP measure that divides tangible stockholders’ equity by the number of shares outstanding, was $13.51 per share at September 30, 2020, an increase of $1.15 per share since September 30, 2019 and an increase of $0.34 per share since June 30, 2020. *

The Company’s regulatory capital ratios are all well in excess of regulatory “well-capitalized” and internal target minimum levels. The total capital ratio was 14.25% while both the Common Equity Tier 1 (“CET 1”) and Tier 1 capital ratios were 11.78% at September 30, 2020. The Tier 1 to average assets (“leverage”) ratio was 9.07%. A comparison of the Company’s September 30, 2020 regulatory capital ratios to September 30, 2019 and June 30, 2020 is as follows:

  Regulatory capital ratios at September 30, 2019 consisted of a total capital ratio of 12.87% while both the CET 1 and Tier 1 capital ratios were 10.83%. The leverage ratio was 9.39%. All September 30, 2020 regulatory capital ratios based on risk-weighted assets were above the September 30, 2019 levels. The September 30, 2020 leverage ratio was lower due to PPP loans and their impact on average total assets.

  Regulatory capital ratios at June 30, 2020 consisted of a total capital ratio of 14.09% while both the CET 1 and Tier 1 capital ratios were 11.66%. The leverage ratio was 8.73%. All September 30, 2020 regulatory capital ratios were above the June 30, 2020 levels.
  Since the Company utilized the Federal Reserve Bank of Richmond’s (“FRB”) Paycheck Protection Program Lending Facility (“PPPLF”) on a limited basis, only a small portion of PPP loans could be deducted from average total assets for leverage ratio purposes. Had the Company fully utilized the PPPLF, the leverage ratios would have been 9.70% at September 30, 2020 and 9.23% at June 30, 2020..

Mary Ann Scully, Chairman and CEO, commented, “We have all come to expect that there are, right now, no consistently straight up or straight down measures of health markers, macroeconomic indicators or financial market performance but just a series of fundamental improvements in most sectors broken by periods of setback. There are only jagged lines on graphs post COVID. We, like all of our stakeholders, do not expect certainty but we do seek clarity. Clarity requires consistency. Howard Bank has great clarity right now around the longstanding principles and priorities that will continue to guide the choices we make day in and day out - not to mention quarter to quarter. Those prioritized activities and their linked metrics are the best predictors of not just our long term stability but our long term success.

First and foremost, we focus on strong capital levels to support and be supported by strong operating performance - both absolute and relative - and both point in time and directional. Capital ensures we withstand unexpected challenges and inherent volatility, like that we are experiencing today. Capital also ensures support for always sought-after growth opportunities, like those we are seeing today as well. There is a mutual dependency, not a conflict in our business model between growth and capital. Two key metrics for evaluating our capital position are Tangible Book Value per share (“TBV”) and Common Equity Tier 1 (“CET1”). Today, given the need not only to preserve and grow Tier 1 capital but a concurrent need to create larger levels of Tier 2 capital to adequately offset credit volatility, we are using the pretax pre-provision revenue (“PPNR”) metric as a material measure of success in operating performance.

If those two metrics of capital growth and PPNR growth are the priorities that give us clarity at a time of continued uncertainty, we are both generally pleased with the metrics of success in those priorities and also optimistic about the likelihood of continued progress.

The bank’s absolute capital - TBV - has grown by 9% YOY; relative capital is also strong by any regulatory or investor ratio standard with the leverage ratio above 9%, and CET at 11.78%. This capital is now available not only for future credit losses, if they occur, but to support the higher loan growth expected in the fourth quarter.

Since capital must be preserved as well as supplemented, significant time and attention resources are allocated to asset quality. All traditional lagging asset quality measures are showing improvement. YTD six figure net charge offs are essentially flat to 2019 despite the unprecedented short term stress in the economy. NPAs are down $5.7MM from September 30, 2019. The bank is also closely examining leading indicators for signs of future stress as well but we have seen loan deferrals fall from a high of 18% in the second quarter to 4% as of this date with minimal requests for extensions of deferrals past six months and have implemented limited downgrades, most within Pass categories. Our loan portfolio has both modest and dispersed levels of loans in highly impacted industries. All of these metrics suggest that capital will be largely preserved.

Equally focused on growing capital, PPNR will, for us, be driven by revenue growth largely driven by loan growth. Unlike some in our industry, we believe there are always loan growth opportunities. We see and are executing on some higher yielding niche loan portfolio opportunities. However, the thrust of our resource allocation is around place based relationship building. In addition to seeing opportunities always present in down cycles in markets dominated by out of state competitors, we are seeing significant talent acquisition opportunities and have commenced building our Greater Washington team. Both of these activities are bearing fruit .This quarter, a much lower traditional portfolio shrinkage is apparent than in the last quarter. From a portfolio low point in July, both commercial real estate (“CRE”) and C&I balances have started to grow through all three development activities of customer retention, customer expansion and customer acquisition. Our success in gathering and retaining full relationships is evidenced by the metric that our cost of funds is at an all-time low of 48 bps with continued opportunity for further modest drops. The net interest margin headwinds seen this quarter are more related to higher pandemic driven liquidity levels as well as a full quarter of PPP loans but continue to be mitigated by fixed rate loans in our CRE portfolio and the lower funding costs. These factors have allowed net interest income to grow, albeit modestly. Expense control also continues to be a priority given the PPNR focus although unexpected increases in both our FDIC assessment rate and our self-insured health care costs, in addition to an accrual for an additional paid time off benefit, with a carryover provision granted in light of COVID-19, created what we believe to be a temporary headwind. Our vision of the expense run rate in our core Baltimore market is unchanged despite these three movements within the quarter

So as we look to quantitative fundamentals around strong capital levels, organic capital growth, and underlying positive momentum in PPNR, consistent with clear priorities, we believe in our ability to successfully navigate continued uncertainty. We are always grateful for our stakeholders who share a similar clear vision and a similar focus on the long term. We also continue to acknowledge our total reliance on an incredibly dedicated and resilient group of colleagues who keep these principles front and center every day.”

Liquidity

The Company’s liquidity position remains strong. The Company has experienced a large increase in low-cost customer deposits since the end of the first quarter. The Company continues to build stable sources of contingency funding capacity, and management remains confident that it will be able to access these funds in the event that the markets again become restricted.

Borrowings under the PPPLF were $31.1 million at September 30, 2020. While the Company had originally planned to use the PPPLF as the funding source for all PPP loans, strong customer deposit growth and the availability of alternative short-term funding sources at a lower cost resulted in the limited usage of the PPPLF, all during the second quarter. At this time, the Company has no plans to further utilize the PPPLF.

Net Interest Income and Net Interest Margin

Net interest income was $18.3 million for the quarter ended September 30, 2020, an increase of $153 thousand from $18.1 million for the quarter ended June 30, 2020. The net interest margin (net interest income (annualized) as a percentage of average earning assets) was 3.15% for the third quarter of 2020, down 7 basis points (“BP”) from 3.22% in the second quarter of 2020. Compared to the second quarter of 2020, the third quarter of 2020 yield on average loans was 4.04% (a decrease of 14 BP), the yield on average portfolio loans was 4.22% (a decrease of 9 BP), and the yield on average earning assets was 3.62% (a decrease of 19 BP), while the cost of average interest-bearing deposits was 0.56% (a decrease of 21 BP) and the cost of average interest-bearing liabilities was 0.69% (a decrease of 18 BP). The cost of average deposits (including noninterest-bearing deposits) for the third quarter of 2020 was 0.36%, down 15 BP from 0.51% for the second quarter of 2020, while the cost of average interest-bearing liabilities plus noninterest-bearing deposits for the third quarter of 2020 was 0.48%, down 14 BP from 0.62% for the second quarter of 2020. *

Fair value adjustments on acquired loan portfolios increased the loan yield by 14 BP in the third quarter of 2020 compared to 12 BP in the second quarter of 2020, and increased the net interest margin by 10 BP in the third quarter of 2020 compared to 9 BP in the second quarter of 2020. The PPP loans reduced the yield on average loans by 18 BP, the yield on average earning assets by 10 BP, and net interest margin by 9 BP in the third quarter of 2020, and reduced the yield on average loans by 13 BP, the yield on average earning assets by 9 BP, and net interest margin by 7 BP in the second quarter of 2020.

Third quarter 2020 net interest income of $18.3 million was up $1.1 million from $17.2 million for the quarter ended September 30, 2019. The net interest margin for the third quarter of 2020 was down 31 BP from 3.46% in the third quarter of 2019. In the third quarter of 2020, compared to the third quarter of 2019, the yield on average loans was down 81 BP from 4.85%, the yield on average portfolio loans was down 63 BP from 4.85%, and the yield on average earning assets was down 100 BP from 4.62%. The lower yields reflect the significant drop in market interest rates highlighted below. The cost of average interest-bearing deposits for the third quarter of 2020 was down 74 BP from 1.30% for the third quarter of 2019, while the cost of average interest-bearing liabilities was down 85 BP from 1.54%. The cost of average deposits (including noninterest-bearing deposits) for the third quarter of 2020 was down 60 BP from 0.96%, while the cost of average interest-bearing liabilities plus noninterest-bearing deposits was down 71 BP from 1.19%. *

Fair value adjustments on acquired loan portfolios increased the loan yield by 14 BP in the third quarter of 2020, compared to 12 BP in the third quarter of 2019, and increased the net interest margin by 10 BP in the third quarter of 2020, compared to 9 BP in the third quarter of 2019. The PPP loans reduced the yield on average loans by 18 BP, the yield on average earning assets by 10 BP, and net interest margin by 9 BP in the third quarter of 2020. The PPP program did not exist in 2019.

The decreases in the net interest margin are a continuing trend as market interest rates, after falling to historically low levels through the second quarter of 2020, have stabilized. For example:

  Average Prime rate was 3.25% for the third quarter of 2020, unchanged from the second quarter of 2020 and down 205 BP from 5.30% in the third quarter of 2019.
  Average effective fed funds rate was 0.09% for the third quarter of 2020, up 3 BP from 0.06% for the second quarter of 2020 and down 210 BP from 2.19% in the third quarter of 2019.
  Average 10 year Treasury rate was 0.65% for the third quarter of 2020, down 4 BP from 0.69% for the second quarter of 2020 and down 115 BP from 1.80% in the third quarter of 2019.
  Average 30 day LIBOR rate was 0.16% for the third quarter of 2020, down 20 BP from 0.36% for the second quarter of 2020 and down 201 BP from 2.17% in the third quarter of 2019.

Noninterest Income

Noninterest income was $2.1 million for the third quarter of 2020, a decrease of $2.9 million from the $5.0 million reported in the third quarter of 2019, and a decrease of $2.7 million from the $4.8 million reported in the second quarter of 2020. There were no securities gains in the third quarter of 2020 or 2019 compared to $3.0 million in the second quarter of 2020. There was no noninterest income attributable to the Company’s former mortgage banking activities in either the second or third quarter of 2020 compared to $2.9 million in the third quarter of 2019.

Core noninterest income, a non-GAAP financial measure that excludes noninterest income attributable to the Company’s mortgage banking activities and securities gains in each quarter, was $2.1 million for the third quarter of 2020, an $87 thousand decrease from the third quarter of 2019, and a $374 thousand increase from the second quarter of 2020. *

  The $87 thousand decrease when compared to the third quarter of 2019 primarily consisted of the following: lower levels of nonsufficient funds (“NSF”) and overdraft charges, included in service charges on deposit accounts (-$251 thousand) partially due to accommodations to COVID-19 impacted customers in the current economic environment and higher liquidity maintained by other customers; this item was partially offset by an increase in swap fee income, included in loan related fees and service charges (+$197 thousand).
  The $374 thousand increase when compared to the second quarter of 2020 primarily consisted of the following: an increase in service charges on deposit accounts due primarily to a growing volume of NSF and overdraft charges (+$73 thousand); an increase in interchange fees, as card activity volumes gradually continue to improve, included in other income (+$56 thousand); and the increase in swap fee income, included in loan related fees and service charges (+$197 thousand).

Noninterest Expenses

Noninterest expenses totaled $12.7 million for the third quarter of 2020, a decrease of $2.7 million from the $15.4 million reported in the third quarter of 2019, and a decrease of $34.9 million from the $47.6 million reported in the second quarter of 2020. A goodwill impairment charge of $34.5 million was included in noninterest expenses in the second quarter of 2020. There were no noninterest expenses attributable to the Company’s former mortgage banking activities in either the second or third quarter of 2020 compared to $2.7 million in the third quarter of 2019.

Core noninterest expenses is a non-GAAP financial measure that excludes noninterest expenses attributable to the Company’s mortgage banking activities in each quarter, the $34.5 million goodwill impairment charge in the second quarter of 2020, a $1.0 million accrual in the second quarter of 2020 for potential litigation claims stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank, prepayment penalties on FHLB advances recorded in the second quarter of 2020 of $224 thousand, and a $700 thousand litigation settlement charge in the third quarter of 2019 stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank. This settlement was not related to the $1.0 million litigation accrual that we recorded in the second quarter of 2020. Core noninterest expenses were $12.7 million for the third quarter of 2020, a $715 thousand increase from $12.0 million in the third quarter of 2019, and an $805 thousand increase from $11.9 million in the second quarter of 2020. *

  The $715 thousand increase when compared to the third quarter of 2019 consisted of the following: higher FDIC insurance expense (+$379 thousand) as the second and third quarter 2020 assessment rate increased due to the impact of the goodwill impairment charge in the second quarter of 2020 and the benefit of the FDIC’s small bank assessment credits in the third quarter of 2019 that did not recur in 2020; higher compensation and benefits expenses (+$1.2 million), with $549 thousand of the increase attributable to higher claims experience in the Company’s self-insured healthcare plan, $221 thousand of the increase a result of a lower level of loan origination cost deferrals driven by a decline in non-PPP lending activities, $195 thousand attributable to an accrual for an additional paid time off benefit, with a carryover provision granted in light of COVID-19, and $201 thousand attributable to increased staff costs.

The above items were partially offset by the following: lower data processing fees due to savings generated from a core processing contract renegotiated in late 2019 (-$275 thousand); lower other real estate owned expenses (-$278 thousand), as the third quarter of 2019 included increases in valuation allowances of $302 thousand; and lower marketing and business development expenses, driven primarily by the impact of COVID-19 (-$306 thousand).

  The $805 thousand increase when compared to the second quarter of 2020 consisted of the following: higher FDIC insurance expense (+$129 thousand) due to the second and third quarter 2020 assessment rate increase; higher compensation and benefits expenses (+$877 thousand), with $200 thousand of the increase attributable to higher healthcare costs, $230 thousand of the increase a result of a lower level of origination cost deferrals attributable to PPP loans, $170 thousand attributable to increased staff costs, and $195 thousand attributable to the accrual for additional paid time off.

Income Taxes

The Company reported an income tax expense of $1.3 million for the quarter ended September 30, 2020. The effective tax rate for the third quarter of 2020 was 22.6%. The effective tax rate for the second quarter of 2020 was -6.0%; excluding the non-taxable goodwill impairment charge from pretax income, the effective tax rate would have been 24.6%. The effective tax rate for the third quarter of 2019 was 25.6%.

Loans

Loans totaled $1.88 billion at September 30, 2020, a decrease of $14.2 million, or 3.0% annualized, from total loans at June 30, 2020. Compared to September 30, 2019, the loan portfolio grew by $154.5 million, or 8.9%. During the third quarter, the Company originated $2.0 million of loans under the SBA PPP program. Net of deferred processing fees and origination costs, the balance of PPP loans at September 30, 2020 was $196.1 million, a $2.4 million increase from June 30, 2020. While the Company supported its customers through participation in this program, the Company anticipates that a substantial portion of these loans will be forgiven and repaid by the SBA within the next nine months.

Portfolio loans totaled $1.69 billion at September 30, 2020, a decrease of $16.6 million, or 3.9% annualized, from total loans at June 30, 2020. Compared to September 30, 2019, portfolio loans decreased by $41.6 million, or 2.4%. Changes in portfolio loans were as follows: *

  Compared to September 30, 2019, the $41.6 million decrease in portfolio loans was primarily driven by residential real estate loans down $38.2 million, or 7.8%, commercial loans down $29.7 million, or 7.7%, primarily due to lower line utilization, and construction and land loans down $20.0 million, or 16.1%. These portfolio decreases were partially offset by commercial real estate loans up $40.0 million, or 5.9%.

  Compared to June 30, 2020, the $16.6 million decrease in portfolio loans was primarily driven by residential real estate loans down $23.0 million, or 19.3% annualized, and construction and land loans down $24.2 million, or 75.3% annualized. These portfolio decreases were partially offset by commercial real estate loans up $22.4 million, or 12.8%.

    The decrease in construction and land loans as well as the increase in commercial real estate loans was the result of the transfer of $25.1 million of construction and land loans to commercial real estate loans upon the completion of the construction phase and commencement of amortization.

    Despite $12.1 million of secondary market loan purchases during the third quarter, the net decrease in residential real estate loans was a result of a continued substantially higher level of prepayments due to lower interest rates that led to another strong mortgage refinance quarter. As a result of the exit of the Company’s mortgage banking activities that concluded in the first quarter of 2020 and the desire to manage loan run-off within its residential mortgage loan portfolio, the Company commenced buying first lien residential mortgage loans on a servicing released basis during the third quarter of 2020.

Average loans were $1.88 billion for the third quarter of 2020, a decrease of $924 thousand, or 0.20% annualized, over average loans for the second quarter of 2020, and an increase of $174.7 million, or 10.2%, over average loans for the third quarter of 2019. Average PPP loans for the third quarter of 2020 were $195.6 million, an increase of $52.9 million from $142.7 million in the second quarter of 2020. Average portfolio loans were $1.69 billion for the third quarter of 2020, a decrease of $53.8 million, or 12.4% annualized, from average loans for the second quarter of 2020. The decline was primarily in residential real estate and commercial loans. Compared to the third quarter of 2019, average portfolio loans declined by $20.9 million, or 1.2%, with the decline primarily in residential real estate and commercial loans partially offset by commercial real estate growth. *

Deposits

Total deposits were $1.97 billion at September 30, 2020, an increase of $142.1 million, or 31.0% annualized, over the June 30, 2020 balance of $1.83 billion. Compared to September 30, 2019, total deposits grew by $317.1 million, or 19.2%. Changes in deposits were as follows:

  Customer deposits, which exclude brokered and other non-customer deposits, were $1.64 billion at September 30, 2020, compared to $1.67 billion at June 30, 2020, a decrease of $30.1 million or 7.2% annualized.

    The decrease in customer deposits was primarily the result of the continued managed decline in customer CD balances, down $25.3 million, or 36.0% annualized, due to the Company experiencing lower retention rates on CDs maturing at substantially higher rates than current market rates. Management made a conscious decision to not offer above-market renewal rates.

    Low-cost, non-maturity deposits, which increased by $239.8 million during the second quarter of 2020, dropped by only $4.8 million during the third quarter. The Company expected the lack of additional government stimulus, the utilization of PPP funds, and an improvement in consumer and business spending to erode these balances at a faster pace than experienced during the quarter.

  Compared to September 30, 2019, customer deposits increased by $190.3 million, or 13.1%.

    The increase in customer deposits was primarily the result of strong growth in low-cost, non-maturity deposits, which increased by $274.3 million, or 24.7%. $225.4 million of the growth was in transaction accounts, and $214.5 million of the transaction account growth was in noninterest-bearing deposits.

    Customer CD balances declined by $84.1 million, or 24.7%.

  Brokered and other non-customer deposits were $333.9 million at September 30, 2020, compared to $161.8 million at June 30, 2020 and $207.1 million at September 30, 2019. The increase during the third quarter of 2020 was used to fund balance sheet growth, primarily in the investment securities portfolio, and to replace short-term borrowings from the Federal Home Loan Bank of Atlanta. Non-customer deposits are currently the Company’s lowest-cost incremental funding source.

Average customer deposits for the third quarter of 2020 were $1.64 billion, an increase of $25.7 million, or 6.4% annualized, from the second quarter 2020 average balance. Excluding customer CDs, customer non-maturity deposit balances increased by $47.9 million, or 14.4% annualized, with transaction accounts up $20.9 million; $17.4 million of the transaction account growth was in noninterest-bearing deposits.

Compared to the third quarter of 2019, average customer deposits were up by $188.7 million, or 13.0%. Excluding customer CDs, customer non-maturity deposit balances increased by $266.0 million, or 24.0%, with transaction accounts up $226.1 million; $214.8 million of the transaction account growth was in noninterest-bearing deposits.

Investment Securities

During the quarter ended September 30, 2020, the Company completed a leveraging strategy that resulted in a $102.4 million increase in the mortgage-backed securities (“MBS”) portfolio from the June 30, 2020 level. The leveraging strategy was designed to replace the decline in the MBS portfolio’s net interest income that resulted from the Company’s decision in the second quarter 2020 to monetize certain unrealized gains in the Company’s MBS portfolio. During the second quarter of 2020, $105 million of MBS with high prepayment speeds were identified and sold, resulting in net gains of $3.0 million. These securities were then replaced with current coupon MBS with lower yields during the second quarter of 2020.

Exit of Mortgage Banking Activities

The Company completed its previously announced exit of mortgage banking activities during the second quarter of 2020, with no pretax income contribution in either the second or third quarter of 2020. The contribution of mortgage banking activities for the third quarter of 2019, which are excluded from the Company’s core results, are as follows:

  Total revenues of $3.0 million ($177 thousand of net interest income and $2.9 million of noninterest income),
  Noninterest expenses of $2.7 million, and
  Pretax income of $336 thousand.

* Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures” in this press release and to the financial tables entitled “GAAP to Non-GAAP reconciliation” for a reconciliation to the most directly comparable GAAP financial measures.

Earnings Conference Call

The Company will host a conference call on Thursday, October 29, 2020, at 10:00 a.m. (EDT) to discuss the results and presentation slides and to answer questions. Those who wish to participate may do so by calling 1-877-269-7756 and asking for the Howard Bancorp conference call. We encourage participants to call at least ten minutes prior to the scheduled start time so that you can be sure to be entered into the conference before it begins. You may also connect to the live conference and ask questions via an instant call-back from the automated conference host to the phone number you specify.

The Call-Back link will be available on our website at www.howardbank.com/InvestorCall until the call has ended.

A presentation will be used during the earnings call and will be available on the Investor Relations section of our website at www.howardbank.com/InvestorCall.

An internet-based audio replay of the call will be available on the Investor Relations page of our website at www.howardbank.com/InvestorCall shortly following the conclusion of the call and will be available until November 27, 2020.

Company management will not be available to discuss the third quarter 2020 results prior to the earnings conference call.

About the Company

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore City, Maryland, Howard Bank operates a general commercial banking business through its 15 branches located throughout the Greater Baltimore Metropolitan Area. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its website at www.howardbank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements by the Company’s management contains “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “anticipated,” “expects,” “intends,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods. Such statements include, without limitation, statements regarding management’s predictions or expectations about future economic conditions, statements about the Company’s business or financial performance, as well as management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties which change over time and other factors which could cause actual results to differ materially from those currently anticipated. These risks and uncertainties include, but are not limited to: the impact of the recent outbreak of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of the Company’s borrowers and other customers; conditions in the financial markets and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; the impact of changes in interest rates; credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company’s loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements; any further impairment of the Company’s goodwill or other intangible assets; losses resulting from pending or potential litigation claims may exceed amounts accrued with respect to such matters; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; litigation and other risks and uncertainties. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, whether as a result of new information, future events, or otherwise, except as required by law.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC. AND SUBSIDIARY
Selected Unaudited Financial Data
(in thousands except per share data)
	NINE MONTHS ENDED		THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	September 30,
	2020	2019	2020	2020	2019
Income Statement Data:
Interest income	$64,651	$68,884	$20,951	$21,473	$22,955
Interest expense	10,734	16,841	2,679	3,354	5,740
Net interest income	53,917	52,043	18,272	18,119	17,215
Provision for credit losses	8,145	3,443	1,700	3,000	608
Net interest income after provision for credit losses	45,772	48,600	16,572	15,119	16,607
Noninterest income	10,214	15,410	2,089	4,759	5,033
Noninterest expense	74,896	49,717	12,709	47,627	15,405
(Loss) income before income taxes	(18,910)	14,293	5,952	(27,749)	6,235
Income tax expense (benefit)	2,552	3,312	1,348	1,660	1,598
Net (loss) income	$(21,462)	$10,981	$4,604	$(29,409)	$4,637

Per Share Data and Shares Outstanding:
Net (loss) income per common share - basic	$(1.14)	$0.58	$0.25	$(1.57)	$0.24
Net (loss) income per common share - diluted	$(1.14)	$0.58	$0.25	$(1.57)	$0.24
Book value per common share, at period end	$15.45	$16.18	$15.45	$15.14	$16.18
Tangible book value per common share, at period end (1)	$13.51	$12.36	$13.51	$13.17	$12.36
Average common shares outstanding	18,773	19,064	18,737	18,716	19,079
Diluted average common shares outstanding	18,773	19,072	18,737	18,716	19,082
Shares outstanding, at period end	18,742	19,082	18,742	18,716	19,082

Balance Sheet Data:
Total assets	$2,559,184	$2,293,475	$2,559,184	$2,463,450	$2,293,475
Portfolio loans, net of unearned income (1)	1,688,030	1,729,880	1,688,030	1,704,911	1,729,880
Paycheck Protection Program loans, net of unearned inc.	196,375	-	196,375	193,719	-
Total loans and leases, net of unearned income	1,884,405	1,729,880	1,884,405	1,898,630	1,729,880
Allowance for loan losses	17,657	9,598	17,657	16,356	9,598
Other interest-earning assets	454,897	296,577	454,897	343,149	296,577
Total deposits	1,972,738	1,655,623	1,972,738	1,830,674	1,655,623
Total borrowings	269,861	302,352	269,861	312,173	302,352
Common and total stockholders' equity	289,500	308,752	289,500	283,281	308,752
Average total assets	2,474,988	2,236,168	2,524,773	2,529,797	2,244,259
Average common and total stockholders' equity	307,493	302,616	288,727	319,152	306,636

Selected Performance Metrics:
Return on average assets (2)	(1.16)%	0.66%	0.73%	(4.68)%	0.82%
Return on average common equity (2)	(9.32)%	4.85%	6.34%	(37.06)%	6.00%
Pre-provision net revenue ("PPNR") (1)	$22,572	$20,562	$7,652	$7,931	$7,207
PPNR to average assets (1)	1.22%	1.23%	1.21%	1.26%	1.27%
Net interest margin (2),(3)	3.23%	3.54%	3.15%	3.22%	3.46%
Efficiency ratio (4)	116.79%	73.71%	62.42%	208.18%	69.24%
Core efficiency ratio (1)	62.07%	64.76%	62.42%	60.01%	62.46%

Asset Quality Ratios:
Nonperforming loans to portfolio loans (1)	1.01%	1.15%	1.01%	1.08%	1.15%
Nonperforming assets to portfolio loans and OREO (1)	1.07%	1.38%	1.07%	1.21%	1.38%
Nonperforming assets to total assets	0.71%	1.04%	0.71%	0.84%	1.04%
Allowance for loan losses to total loans	0.94%	0.55%	0.94%	0.86%	0.55%
Allowance for loan losses to portfolio loans (1)	1.05%	0.55%	1.05%	0.96%	0.55%
Allowance for loan losses to nonperforming loans	103.96%	48.09%	103.96%	88.56%	48.09%
Net chargeoffs to average total loans and leases (2)	0.04%	0.30%	0.02%	0.01%	0.03%

Capital Ratios (Bancorp):
Tier 1 capital to average assets (leverage ratio)	9.07%	9.39%	9.07%	8.73%	9.39%
Common equity tier 1 capital to risk-weighted assets	11.78%	10.83%	11.78%	11.66%	10.83%
Tier 1 capital to risk-weighted assets	11.78%	10.83%	11.78%	11.66%	10.83%
Total capital to risk-weighted assets	14.25%	12.87%	14.25%	14.09%	12.87%
Average equity to average assets	12.42%	13.53%	11.44%	12.62%	13.66%
(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized
(3) Net interest income divided by average earning assets
(4) Noninterest expense divided by the sum of net interest income and noninterest income

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Income (Loss)
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Interest income	$20,951	$21,473	$22,226	$22,550	$22,955
Interest expense	2,679	3,354	4,701	5,283	5,740
Net interest income	18,272	18,119	17,525	17,267	17,215
Provision for credit losses	1,700	3,000	3,445	750	608
Net interest income after provision for credit losses	16,572	15,119	14,080	16,517	16,607
Noninterest income:
Service charges on deposit accounts	506	433	642	710	726
Mortgage banking income	-	-	1,036	1,951	2,054
Gain (loss) on sale of securities	-	3,044	-	-	-
Gain (loss) on the disposal of premises and equipment	-	6	-	-	-
Income from bank owned life insurance	441	441	445	466	485
Loan related fees and service charges	365	175	581	912	984
Other income	777	660	662	1,586	784
Total noninterest income	2,089	4,759	3,366	5,625	5,033
Noninterest expense:
Compensation and benefits	7,136	6,259	8,441	7,811	7,939
Occupancy and equipment	1,301	1,242	1,033	880	1,442
Marketing and business development	189	453	450	853	545
Professional fees	823	633	727	704	747
Data processing fees	897	850	926	1,217	1,172
FDIC assessment	416	287	212	63	36
Other real estate owned	115	269	77	321	393
Loan production expense	247	192	468	719	761
Amortization of core deposit intangible	659	680	699	717	745
Goodwill impairment charge	-	34,500	-	-	-
Other operating expense	926	2,262	1,527	1,077	1,625
Total noninterest expense	12,709	47,627	14,560	14,362	15,405
Income (loss) before income taxes	5,952	(27,749)	2,886	7,780	6,235
Income tax expense (benefit)	1,348	1,660	(457)	1,880	1,598
Net income (loss)	$4,604	$(29,409)	$3,343	$5,900	$4,637

Net income (loss) per common share:
Basic	$0.25	$(1.57)	$0.18	$0.31	$0.24
Diluted	$0.25	$(1.57)	$0.18	$0.31	$0.24

Average common shares outstanding:
Basic	18,737	18,716	18,867	19,080	19,079
Diluted	18,737	18,716	18,915	19,083	19,082

Selected Performance Metrics:
Return on average assets	0.73%	-4.68%	0.57%	1.02%	0.82%
Return on average common equity	6.34%	-37.06%	4.27%	7.51%	6.00%
Core Pre-provision net revenue ("PPNR") (1)	$7,652	$7,931	$6,989	$6,635	$7,207
Core PPNR to average assets (1)	1.21%	1.26%	1.19%	1.15%	1.27%
Net interest margin	3.15%	3.22%	3.34%	3.38%	3.46%
Efficiency ratio	62.42%	208.18%	69.70%	62.74%	69.24%
Core efficiency ratio (1)	62.42%	60.01%	63.83%	65.58%	62.46%
(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Statements of (Loss) Income
(in thousands except per share data)
	FOR THE NINE MONTHS ENDED
	September 30,	September 30,
	2020	2019
Interest income	$64,651	$68,884
Interest expense	10,734	16,841
Net interest income	53,917	52,043
Provision for credit losses	8,145	3,443
Net interest income after provision for credit losses	45,772	48,600
Noninterest income:
Service charges on deposit accounts	1,581	2,037
Mortgage banking income	1,036	5,847
Gain (loss) on sale of securities	3,044	658
Gain (loss) on the disposal of premises and equipment	6	(83)
Income from bank owned life insurance	1,327	1,392
Loan related fees and service charges	1,121	3,022
Other income	2,099	2,537
Total noninterest income	10,214	15,410
Noninterest expense:
Compensation and benefits	21,836	24,245
Occupancy and equipment	3,576	8,196
Marketing and business development	1,092	1,486
Professional fees	2,183	2,250
Data processing fees	2,673	3,697
FDIC assessment	915	604
Other real estate owned	461	524
Loan production expense	907	1,981
Amortization of core deposit intangible	2,038	2,296
Goodwill impairment charge	34,500	-
Other operating expense	4,715	4,438
Total noninterest expense	74,896	49,717
(Loss) income before income taxes	(18,910)	14,293
Income tax expense	2,552	3,312
Net (loss) income	$(21,462)	$10,981

Net (loss) income per common share:
Basic	$(1.14)	$0.58
Diluted	$(1.14)	$0.58

Average common shares outstanding:
Basic	18,773	19,064
Diluted	18,773	19,072

Selected Performance Metrics:
Return on average assets	-1.16%	0.66%
Return on average common equity	-9.32%	4.85%
Core pre-provision net revenue ("PPNR") (1)	$22,572	$20,562
Core PPNR to average assets (1)	1.22%	1.23%
Net interest margin	3.23%	3.54%
Efficiency ratio	116.79%	73.71%
Core efficiency ratio (1)	62.07%	64.76%
(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Balance Sheets
(in thousands except per share data)
	PERIOD ENDED
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
ASSETS
Cash and due from banks	$11,043	$12,652	$15,951	$12,992	$12,563
Interest bearing deposits with banks	59,539	46,418	179,999	96,985	62,446
Total cash and cash equivalents	70,582	59,070	195,950	109,977	75,009
Securities available for sale, at fair value	377,471	276,889	275,252	215,505	164,026
Securities held to maturity, at amortized cost	7,250	7,250	7,750	7,750	9,750
Federal Home Loan Bank of Atlanta stock, at cost	10,637	12,592	16,757	14,152	13,642
Loans held for sale, at fair value	-	-	3,795	30,710	46,713
Portfolio loans, net of unearned income (1)	1,688,030	1,704,911	1,761,419	1,745,513	1,729,880
Paycheck Protection Program loans, net of unearned inc (1)	196,375	193,719	-	-	-
Total loans and leases, net of unearned income	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880
Allowance for loan losses	(17,657)	(16,356)	(13,384)	(10,401)	(9,598)
Net loans and leases	1,866,748	1,882,274	1,748,035	1,735,112	1,720,282
Bank premises and equipment, net	42,147	42,434	42,543	42,724	42,693
Goodwill	31,449	31,449	65,949	65,949	65,949
Core deposit intangible	6,431	7,090	7,770	8,469	9,186
Bank owned life insurance	77,157	76,716	76,275	75,830	75,364
Other real estate owned	1,155	2,137	2,322	3,098	3,926
Deferred tax assets, net	34,687	35,034	33,529	36,010	36,049
Interest receivable and other assets	33,470	30,515	31,967	29,333	30,886
Total assets	$2,559,184	$2,463,450	$2,507,894	$2,374,619	$2,293,475

LIABILITIES
Noninterest-bearing deposits	$657,028	$671,598	$483,499	$468,975	$442,549
Interest-bearing deposits	1,315,710	1,159,076	1,305,400	1,245,390	1,213,074
Total deposits	1,972,738	1,830,674	1,788,899	1,714,365	1,655,623
FHLB advances	200,000	246,000	344,000	285,000	273,000
Fed funds and repos	41,473	37,834	5,321	6,127	1,161
Subordinated debt	28,388	28,339	28,290	28,241	28,191
Total borrowings	269,861	312,173	377,611	319,368	302,352
Accrued expenses and other liabilities	27,085	37,322	26,026	26,738	26,748
Total liabilities	2,269,684	2,180,169	2,192,536	2,060,471	1,984,723

STOCKHOLDERS' EQUITY
Common stock - $0.01 par value	187	187	187	191	191
Additional paid in capital	270,445	270,057	269,918	276,156	276,431
Retained earnings	13,696	9,090	38,501	35,158	29,258
Accumulated other comprehensive income	5,172	3,947	6,752	2,643	2,872
Total stockholders' equity	289,500	283,281	315,358	314,148	308,752
Total liabilities and stockholders' equity	$2,559,184	$2,463,450	$2,507,894	$2,374,619	$2,293,475

Capital Ratios (Bancorp)
Tier 1 capital to average assets (leverage ratio)	9.07%	8.73%	9.10%	9.55%	9.39%
Common equity tier 1 capital to risk-weighted assets	11.78%	11.66%	10.95%	11.09%	10.83%
Tier 1 capital to risk-weighted assets	11.78%	11.66%	10.95%	11.09%	10.83%
Total capital to risk-weighted assets	14.25%	14.09%	13.16%	13.14%	12.87%

Asset Quality Measures
Nonperforming loans	$16,984	$18,469	$17,203	$19,143	$19,960
Other real estate owned (OREO)	1,155	2,137	2,322	3,098	3,926
Total nonperforming assets	$18,139	$20,606	$19,525	$22,241	$23,886

Nonperforming loans to portfolio loans (1)	1.01%	1.08%	0.98%	1.10%	1.15%
Nonperforming assets to portfolio loans and OREO (1)	1.07%	1.21%	1.11%	1.27%	1.38%
Nonperforming assets to total assets	0.71%	0.84%	0.78%	0.94%	1.04%
Allowance for loan losses to total loans	0.94%	0.86%	0.76%	0.60%	0.55%
Allowance for loan losses to portfolio loans (1)	1.05%	0.96%	0.76%	0.60%	0.55%
Allowance for loan losses to nonperforming loans	103.96%	88.56%	77.80%	54.33%	48.09%
Net chargeoffs to average total loans and leases (2)	0.02%	0.01%	0.11%	-0.01%	0.03%
Provision for credit losses to average portfolio loans (1), (2)	0.40%	0.69%	0.79%	0.17%	0.14%
(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized

HOWARD BANCORP, INC. AND SUBSIDIARY
Average Balances, Yields, and Rates
(in thousands)
	Three Months Ended September 30, 2020			Three Months Ended June 30, 2020			Three Months Ended September 30, 2019
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$343,991	$3,981	4.60%	$371,518	$4,260	4.61%	$371,745	$4,646	4.96%
Commercial real estate	702,633	7,768	4.40	698,930	7,613	4.38	676,046	8,481	4.98
Construction and land	125,059	1,188	3.78	132,899	1,287	3.89	121,296	1,701	5.56
Residential real estate	463,874	4,382	3.76	490,110	4,948	4.06	488,053	5,405	4.39
Consumer	49,722	565	4.52	45,619	536	4.73	49,068	606	4.90
Total portfolio loans	1,685,279	17,884	4.22	1,739,076	18,644	4.31	1,706,208	20,839	4.85
Paycheck Protection Program loans	195,588	1,240	2.52	142,715	896	2.53	-	-	-
Total loans and leases	1,880,867	19,124	4.04	1,881,791	19,540	4.18	1,706,208	20,839	4.85
Securities available for sale:
U.S Gov agencies	79,391	531	2.66	80,217	532	2.67	62,154	450	2.87
Mortgage-backed	272,495	942	1.38	189,419	945	2.01	86,539	665	3.05
Corporate debentures	5,932	100	6.71	5,507	92	6.72	2,990	62	8.23
Total available for sale securities	357,818	1,573	1.75	275,143	1,569	2.29	151,683	1,177	3.08
Securities held to maturity	7,250	106	5.83	7,745	112	5.82	9,750	149	6.06
FHLB Atlanta stock, at cost	13,221	140	4.21	13,015	220	6.80	10,840	173	6.33
Interest bearing deposits in banks	46,049	8	0.07	86,181	20	0.09	57,604	273	1.88
Loans held for sale	-	-	-	1,365	13	3.83	36,326	344	3.76
Total earning assets	2,305,205	20,951	3.62%	2,265,240	21,474	3.81%	1,972,411	22,955	4.62%
Cash and due from banks	11,772			16,056			15,570
Bank premises and equipment, net	42,376			42,431			42,929
Goodwill and other intangible assets	38,290			73,093			75,619
Other assets	143,565			146,394			147,049
Less: allowance for loan losses	(16,435)			(13,417)			(9,319)
Total assets	$2,524,773			$2,529,797			$2,244,259

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$190,272	$36	0.08%	$186,781	$57	0.12%	$179,038	$181	0.40%
Money market	386,189	261	0.27	365,658	342	0.38	359,295	761	0.84
Savings	149,973	27	0.07	140,904	25	0.07	134,312	63	0.19
Time deposits	493,827	1,390	1.12	557,401	1,959	1.41	565,568	3,057	2.14
Total interest-bearing deposits	1,220,261	1,714	0.56	1,250,744	2,383	0.77	1,238,213	4,062	1.30
Borrowings:
FHLB advances	260,807	483	0.74	255,945	506	0.80	207,033	1,202	2.30
Fed funds and repos	40,492	35	0.34	16,747	13	0.31	4,282	2	0.19
Subordinated debt	28,356	447	6.27	28,307	452	6.42	28,161	474	6.68
Total borrowings	329,655	965	1.17	300,999	971	1.30	239,476	1,678	2.78
Total interest-bearing funds	1,549,916	2,679	0.69%	1,551,743	3,354	0.87%	1,477,689	5,740	1.54%
Noninterest-bearing deposits	649,525			632,080			434,701
Other liabilities	36,605			26,822			25,233
Total liabilities	2,236,046			2,210,645			1,937,623
Stockholders' equity	288,727			319,152			306,636
Total liabilities & equity	$2,524,773			$2,529,797			$2,244,259
Net interest rate spread (1)		$18,272	2.93%		$18,120	2.94%		$17,215	3.08%
Effect of noninterest-bearing funds			0.22			0.28			0.38
Net interest margin on earning assets (2)			3.15%			3.22%			3.46%
(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

HOWARD BANCORP, INC. AND SUBSIDIARY
Average Balances, Yields, and Rates
(in thousands)
	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$365,596	$12,545	4.58%	$348,928	$13,350	5.12%
Commercial real estate	696,083	23,827	4.57	663,442	24,998	5.04
Construction and land	129,798	3,938	4.05	121,337	5,208	5.74
Residential real estate	487,586	14,575	3.99	487,277	16,575	4.55
Consumer	47,011	1,621	4.60	51,293	1,893	4.93
Total portfolio loans	1,726,074	56,506	4.37	1,672,277	62,024	4.96
Paycheck Protection Program loans	113,070	2,136	2.52	-	-	-
Total loans and leases	1,839,144	58,642	4.26	1,672,277	62,024	4.96
Securities available for sale:
U.S Gov agencies	76,822	1,555	2.70	90,053	1,881	2.79
Mortgage-backed	204,686	2,865	1.87	88,014	2,092	3.18
Corporate debentures	5,655	284	6.71	2,990	186	8.32
Total available for sale securities	287,163	4,704	2.19	181,057	4,159	3.07
Securities held to maturity	7,580	331	5.84	9,428	434	6.15
FHLB Atlanta stock, at cost	13,979	533	5.09	10,579	502	6.34
Interest bearing deposits in banks	72,267	262	0.48	63,043	909	1.93
Loans held for sale	6,572	179	3.64	27,842	856	4.11
Total earning assets	2,226,705	64,651	3.88%	1,964,226	68,884	4.69%
Cash and due from banks	13,806			14,178
Bank premises and equipment, net	42,498			44,163
Goodwill and other intangible assets	61,764			77,902
Other assets	143,750			145,118
Less: allowance for loan losses	(13,535)			(9,419)
Total assets	$2,474,988			$2,236,168

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$186,799	$250	0.18%	$203,746	$722	0.47%
Money market	373,588	1,308	0.47	356,732	2,043	0.77
Savings	141,516	97	0.09	137,223	187	0.18
Time deposits	524,955	5,652	1.44	553,427	8,678	2.10
Total interest-bearing deposits	1,226,858	7,307	0.80	1,251,128	11,630	1.24
Borrowings:
FHLB advances	279,140	2,015	0.96	200,886	3,751	2.50
Fed funds and repos	21,372	52	0.32	8,703	28	0.43
Subordinated debt	28,307	1,360	6.42	28,117	1,432	6.81
Total borrowings	328,819	3,427	1.39	237,706	5,211	2.93
Total interest-bearing funds	1,555,676	10,734	0.92%	1,488,834	16,841	1.51%
Noninterest-bearing deposits	582,348			422,731
Other liabilities	29,470			21,987
Total liabilities	2,167,494			1,933,552
Stockholders' equity	307,493			302,616
Total liabilities & equity	$2,474,988			$2,236,168
Net interest rate spread (1)		$53,917	2.96%		$52,043	3.18%
Effect of noninterest-bearing funds			0.27			0.36
Net interest margin on earning assets (2)			3.23%			3.54%
(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

Reconciliation of Non-GAAP Financial Measures

This press release contains references to financial measures that are not defined in generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

The Company’s management uses non-GAAP financial measures as management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

The Company has excluded the after tax impact of its recently exited mortgage banking activities, the goodwill impairment charge, and items determined to be infrequently occurring, as well as a one-time income tax benefit as a result of the CARES Act. The reconciliation is presented on the following pages.

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - CORE NET INCOME AND EPS
(in thousands except per share data)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343	$5,900	$4,637
Adjustments:
Mortgage banking activities:
Net interest income	(143)	(517)	-	-	(143)	(164)	(177)
Noninterest income	(1,425)	(7,929)	-	-	(1,425)	(2,699)	(2,871)
Noninterest expenses	1,438	6,979	-	-	1,438	2,056	2,712
Total pretax - mortgage banking activities	(130)	(1,467)	-	-	(130)	(807)	(336)
Certain other items:
Securities gains	(3,044)	(658)	-	(3,044)	-	-	-
Proceeds from agreement to exit mortgage banking activities	-	-	-	-	-	(750)	-
Prepayment penalty - FHLB advances	224	651	-	224	-	-	-
Branch optimization charge	-	3,600	-	-	-	(338)	-
Litigation expense	1,000	700	-	1,000	-	-	700
CFO departure	788	-	-	-	788	-	-
Goodwill impairment charge	34,500	-	-	34,500	-	-	-
Total pretax - certain other items	33,468	4,293	-	32,680	788	(1,088)	700
Total core pretax income adjustments	33,338	2,826	-	32,680	658	(1,895)	364
Income tax expense (benefit) of adjustments	(276)	763	-	(454)	178	(512)	98
Total core pretax income adjustments, net of tax	33,614	2,063	-	33,134	480	(1,383)	266
Less: One-time benefit of NOL carryback (CARES Act)	(1,177)	-	-	-	(1,177)	-	-
Total core adjustments to net income	32,437	2,063	-	33,134	(697)	(1,383)	266
Core net income (Non-GAAP)	$10,975	$13,044	$4,604	$3,725	$2,646	$4,517	$4,903

Diluted average common shares	18,773	19,072	18,737	18,716	18,915	19,083	19,082

Diluted EPS (GAAP)	$(1.14)	$0.58	$0.25	$(1.57)	$0.18	$0.31	$0.24
Total core adjustments to net income	1.73	0.11	-	1.77	(0.04)	(0.07)	0.01
Core diluted EPS (Non-GAAP)	$0.58	$0.68	$0.25	$0.20	$0.14	$0.24	$0.26

GAAP TO NON-GAAP RECONCILIATION - PRE-PROVISION NET REVENUE ("PPNR")
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343	$5,900	$4,637
Plus: provision for credit losses	8,145	3,443	1,700	3,000	3,445	750	608
Plus: income tax expense	2,551	3,312	1,348	1,660	(457)	1,880	1,598
Pre-provision net revenue (Non-GAAP)	$(10,766)	$17,736	$7,652	$(24,749)	$6,331	$8,530	$6,843

Adjustments to net revenue:
Mortgage banking activities	(130)	(1,467)	-	-	(130)	(807)	(336)
Securities gains	(3,044)	(658)	-	(3,044)	-	-	-
Proceeds from agreement to exit mortgage banking activities	-	-	-	-	-	(750)	-
Prepayment penalty - FHLB advances	224	651	-	224	-	-	-
Branch optimization charge	-	3,600	-	-	-	(338)	-
Litigation accrual	1,000	700	-	1,000	-	-	700
CFO departure	788	-	-	-	788	-	-
Goodwill impairment charge	34,500	-	-	34,500	-	-	-
Total core pretax net revenue adjustments	33,338	2,826	-	32,680	658	(1,895)	364
Core pre-provision net revenue (PPNR)	$22,572	$20,562	$7,652	$7,931	$6,989	$6,635	$7,207

GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Core PPNR (Non-GAAP)	$22,572	$20,562	$7,652	$7,931	$6,989	$6,635	$7,207

Average common equity (GAAP)	$307,493	$302,616	$288,727	$319,152	$314,805	$311,777	$306,636
Less average goodwill	(54,239)	(67,477)	(31,450)	(65,570)	(65,950)	(65,949)	(65,949)
Less average core deposit intangible, net	(5,639)	(7,809)	(5,075)	(5,672)	(6,170)	(6,702)	(7,251)
Average tangible common equity (non-GAAP)	$247,615	$227,329	$252,202	$247,910	$242,685	$239,125	$233,436

Core PPNR / average tangible common equity (Non-GAAP)	12.18%	12.09%	12.07%	12.87%	11.58%	11.01%	12.25%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TOTAL ASSETS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Core PPNR (Non-GAAP)	$22,572	$20,562	$7,652	$7,931	$6,989	$6,635	$7,207

Average total assets (GAAP)	2,474,988	2,236,168	2,524,773	2,529,797	2,369,847	2,292,369	2,244,259

Core PPNR / average total assets (Non-GAAP)	1.22%	1.23%	1.21%	1.26%	1.19%	1.15%	1.27%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - EFFICIENCY RATIO
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Net interest income (GAAP)	$53,917	$52,043	$18,272	$18,119	$17,525	$17,267	$17,215
Adjustments:
Mortgage banking activities	(143)	(517)	-	-	(143)	(164)	(177)
Total core net interest income adjustments	(143)	(517)	-	-	(143)	(164)	(177)
Core net interest income (Non-GAAP)	$53,774	$51,526	$18,272	$18,119	$17,382	$17,103	$17,038

Noninterest income (GAAP)	$10,214	$15,410	$2,089	$4,759	$3,366	$5,625	$5,033
Adjustments:
Mortgage banking activities	(1,425)	(7,929)	-	-	(1,425)	(2,699)	(2,871)
Securities gains	(3,044)	(658)	-	(3,044)	-	-	-
Proceeds from agreement to exit mortgage banking activities	-	-	-	-	-	(750)	-
Total core noninterest income adjustments	(4,469)	(8,587)	-	(3,044)	(1,425)	(3,449)	(2,871)
Core noninterest income (Non-GAAP)	$5,745	$6,823	$2,089	$1,715	$1,941	$2,176	$2,162

Total net interest income and noninterest income (GAAP)	$64,131	$67,453	$20,361	$22,878	$20,891	$22,892	$22,248
Adjustments:
Total core net interest income adjustments	(143)	(517)	-	-	(143)	(164)	(177)
Total core noninterest income adjustments	(4,469)	(8,587)	-	(3,044)	(1,425)	(3,449)	(2,871)
Total core net interest income and noninterest income adjustments	(4,612)	(9,104)	-	(3,044)	(1,568)	(3,613)	(3,048)
Core net interest income + noninterest income (Non-GAAP)	$59,519	$58,349	$20,361	$19,834	$19,323	$19,279	$19,200

Noninterest expense (GAAP)	$74,896	$49,717	$12,709	$47,627	$14,560	$14,362	$15,405
Adjustments:
Mortgage banking activities	(1,438)	(6,979)	-	-	(1,438)	(2,056)	(2,712)
Prepayment penalty - FHLB advances	(224)	(651)	-	(224)	-	-	-
Branch optimization charge	-	(3,600)	-	-	-	338	-
Litigation accrual	(1,000)	(700)	-	(1,000)	-	-	(700)
CFO departure	(788)	-	-	-	(788)	-	-
Goodwill impairment charge	(34,500)	-	-	(34,500)	-	-	-
Total core noninterest expense adjustments	(37,950)	(11,930)	-	(35,724)	(2,226)	(1,718)	(3,412)
Core noninterest expense (Non-GAAP)	$36,946	$37,787	$12,709	$11,903	$12,334	$12,644	$11,993

Efficiency ratio (GAAP)	116.79%	73.71%	62.42%	208.18%	69.70%	62.74%	69.24%

Core efficiency ratio (Non-GAAP)	62.07%	64.76%	62.42%	60.01%	63.83%	65.58%	62.46%

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE BOOK VALUE PER COMMON SHARE
(in thousands except per share data)

	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Common and total stockholder's equity (GAAP)	$289,500	$308,752	$289,500	$283,281	$315,358	$314,148	$308,752

Total shares outstanding at period end	18,742	19,082	18,742	18,716	18,715	19,067	19,082

Book value per common share at period end (GAAP)	$15.45	$16.18	$15.45	$15.14	$16.85	$16.48	$16.18

Common and total stockholder's equity (GAAP)	$289,500	$308,752	$289,500	$283,281	$315,358	$314,148	$308,752
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(65,949)	(65,949)	(65,949)
Less deposit intangible, net of deferred tax liability	(4,869)	(6,866)	(4,869)	(5,358)	(5,802)	(6,339)	(6,866)
Tangible common equity (non-GAAP)	$253,182	$235,937	$253,182	$246,474	$243,607	$241,860	$235,937

Total shares outstanding at period end	18,742	19,082	18,742	18,716	18,715	19,067	19,082

Tangible book value per common share (Non GAAP)	$13.51	$12.36	$13.51	$13.17	$13.02	$12.68	$12.36

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - TANGIBLE COMMON EQUITY / TANGIBLE ASSETS
(in thousands except per share data)

	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,		December 31,		September 30,
	2020	2019	2020	2020	2020		2019		2019

Common (and total) stockholder's equity (GAAP)	$289,500	$308,752	$289,500	$283,281	$315,358		$314,148		$308,752
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(65,949)		(65,949)		(65,949)
Less deposit intangible, net of deferred tax liability	(4,869)	(6,866)	(4,869)	(5,358)	(5,802)		(6,339)		(6,866)
Tangible common equity (non-GAAP)	$253,182	$235,937	$253,182	$246,474	$243,607		$241,860		$235,937

Total assets (GAAP)	$2,559,184	$2,293,475	$2,559,184	$2,463,450	$2,507,894	##	$2,374,619	##	$2,293,475
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(65,949)	##	(65,949)	##	(65,949)
Less deposit intangible, net of deferred tax liability	(4,869)	(6,866)	(4,869)	(5,358)	(5,802)	##	(6,339)	##	(6,866)
Tangible assets (non-GAAP)	$2,522,866	$2,220,660	$2,522,866	$2,426,643	$2,436,143		$2,302,331		$2,220,660

Tangible common equity / tangible assets (period end)	10.04%	10.62%	10.04%	10.16%	10.00%		10.51%		10.62%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE COMMON EQUITY
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,		December 31,		September 30,
	2020	2019	2020	2020	2020		2019		2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343		$5,900		$4,637

Average common (and total) equity (GAAP)	307,493	302,616	288,727	319,152	314,805		311,777		306,636

Return on average common equity (GAAP)	-9.32%	4.85%	6.34%	-37.06%	4.27%		7.51%		6.00%

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343		$5,900		$4,637
Total core adjustments to net income	32,437	2,063	-	33,134	(697)		(1,383)		266
Core net income (Non-GAAP)	$10,975	$13,044	$4,604	$3,725	$2,646		$4,517		$4,903

Average common equity	307,493	302,616	288,727	319,152	314,805		311,777		306,636

Core return on average common equity (Non-GAAP)	4.77%	5.76%	6.34%	4.69%	3.38%		5.75%		6.34%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,		December 31,		September 30,
	2020	2019	2020	2020	2020		2019		2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343		$5,900		$4,637

Goodwill impairment charge	34,500	-	-	34,500	-		-		-

CDI amortization	2,038	2,296	659	680	699		717		745
Income tax expense on pretax total	(550)	(620)	(178)	(184)	(189)		(194)		(201)
CDI amortization, net of tax	1,488	1,676	481	496	510		523		544
Total adjustments to net income	35,988	1,676	481	34,996	510		523		544
Tangible net income (Non-GAAP)	$14,525	$12,657	$5,085	$5,587	$3,853		$6,423		$5,181

Average common equity (GAAP)	$307,493	$302,616	$288,727	$319,152	$314,805		$311,777		$306,636
Less average goodwill	(54,239)	(67,477)	(31,450)	(65,570)	(65,950)		(65,949)		(65,949)
Less average core deposit intangible, net	(5,639)	(7,809)	(5,075)	(5,672)	(6,170)		(6,702)		(7,251)
Average tangible common equity (non-GAAP)	$247,615	$227,329	$252,202	$247,910	$242,685		$239,125		$233,436

Tangible return on average tangible common equity (Non-GAAP)	7.84%	7.44%	8.02%	9.06%	6.39%		10.66%		8.81%

Tangible net income (Non-GAAP)	$14,525	$12,657	$5,085	$5,587	$3,853		$6,423		$5,181
Total core adjustments to net (loss) income (ex goodwill impairment)	(2,063)	2,063	-	(1,366)	(697)		(1,383)		266
Core tangible net income (Non-GAAP)	$12,463	$14,720	$5,085	$4,221	$3,157		$5,040		$5,447

Average tangible common equity (non-GAAP)	$247,615	$227,329	$252,202	$247,910	$242,685		$239,125		$233,436

Core tangible return on average tangible common
equity (Non-GAAP)	6.72%	8.66%	8.02%	6.85%	5.23%		8.36%		9.26%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE ASSETS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343	$5,900	$4,637

Average total assets (GAAP)	2,474,988	2,236,168	2,524,773	2,529,797	2,369,847	2,292,369	2,244,259

Return on average assets (GAAP)	-1.16%	0.66%	0.73%	-4.68%	0.57%	1.02%	0.82%

Net (loss) income (GAAP)	(21,462)	10,981	4,604	(29,409)	3,343	5,900	4,637
Total core adjustments to net (loss) income	32,437	2,063	-	33,134	(697)	(1,383)	266
Core net income (Non-GAAP)	$10,975	$13,044	$4,604	$3,725	$2,646	$4,517	$4,903

Average total assets (GAAP)	2,474,988	2,236,168	2,524,773	2,529,797	2,369,847	2,292,369	2,244,259

Core return on average assets (Non-GAAP)	0.59%	0.78%	0.73%	0.59%	0.45%	0.78%	0.87%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE ASSETS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Net (loss) income (GAAP)	$(21,462)	$10,981	$4,604	$(29,409)	$3,343	$5,900	$4,637

Goodwill impairment charge	34,500	-	-	34,500	-	-	-

CDI amortization	2,038	2,296	659	680	699	717	745
Income tax expense on pretax total	(550)	(620)	(178)	(184)	(189)	(194)	(201)
CDI amortization, net of tax	1,488	1,676	481	496	510	523	544
Total adjustments to net income	35,988	1,676	481	34,996	510	523	544
Tangible net income (Non-GAAP)	$14,525	$12,657	$5,085	$5,587	$3,853	$6,423	$5,181

Average total assets (GAAP)	2,474,988	2,236,168	2,524,773	2,529,797	2,369,847	2,292,369	2,244,259
Less average goodwill	(54,239)	(67,477)	(31,450)	(65,570)	(65,950)	(65,949)	(65,949)
Less average core deposit intangible, net	(5,639)	(7,809)	(5,075)	(5,672)	(6,170)	(6,702)	(7,251)
Average tangible assets (non-GAAP)	$2,415,110	$2,160,881	$2,488,247	$2,458,555	$2,297,727	$2,219,717	$2,171,059

Tangible return on average tangible assets (Non-GAAP)	0.80%	0.78%	0.81%	0.91%	0.67%	1.15%	0.95%

Tangible net income (Non-GAAP)	$14,525	$12,657	$5,085	$5,587	$3,853	$6,423	$5,181
Total core adjustments to net (loss) income (ex goodwill impairment)	(2,063)	2,063	-	(1,366)	(697)	(1,383)	266
Core tangible net income (Non-GAAP)	$12,463	$14,720	$5,085	$4,221	$3,157	$5,040	$5,447

Average tangible assets (non-GAAP)	$2,415,110	$2,160,881	$2,488,247	$2,458,555	$2,297,727	$2,219,717	$2,171,059

Core tangible return on average tangible assets (Non-GAAP)	0.69%	0.91%	0.81%	0.69%	0.55%	0.90%	1.00%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Allowance for loan losses (GAAP)	$17,657	$9,598	$17,657	$16,356	$13,384	$10,401	$9,598

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880

Allowance as a % of total loans and leases (GAAP)	0.94%	0.55%	0.94%	0.86%	0.76%	0.60%	0.55%

Allowance for loan losses (GAAP)	$17,657	$9,598	$17,657	$16,356	$13,384	$10,401	$9,598

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880
Less PPP loans outstanding	(196,375)	-	(196,375)	(193,719)	-	-	-
Portfolio loans (non-GAAP)	1,688,030	1,729,880	1,688,030	1,704,911	1,761,419	1,745,513	1,729,880

Allowance as a % of portfolio loans (non-GAAP)	1.05%	0.55%	1.05%	0.96%	0.76%	0.60%	0.55%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING LOANS AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Nonperforming loans	$16,984	$19,960	$16,984	$18,469	$17,203	$19,143	$19,960

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880

Nonperforming loans as a % of total loans and leases (GAAP)	0.90%	1.15%	0.90%	0.97%	0.98%	1.10%	1.15%

Nonperforming loans	$16,984	$19,960	$16,984	$18,469	$17,203	$19,143	$19,960

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880
Less PPP loans outstanding	(196,375)	-	(196,375)	(193,719)	-	-	-
Portfolio loans (non-GAAP)	1,688,030	1,729,880	1,688,030	1,704,911	1,761,419	1,745,513	1,729,880

Nonperforming loans as a % of portfolio loans (non-GAAP)	1.01%	1.15%	1.01%	1.08%	0.98%	1.10%	1.15%

GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING ASSETS AS A % OF PORTFOLIO LOANS + OREO
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Nonperforming assets	$18,139	$23,886	$18,139	$20,606	$19,525	$22,241	$23,886

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880
OREO	1,155	3,926	1,155	2,137	2,322	3,098	3,926
Total loans and leases + OREO	1,885,560	1,733,806	1,885,560	1,900,767	1,763,741	1,748,611	1,733,806

Nonperforming assets as a % of
total loans and leases + OREO (GAAP)	0.96%	1.38%	0.96%	1.08%	1.11%	1.27%	1.38%

Nonperforming assets	$18,139	$23,886	$18,139	$20,606	$19,525	$22,241	$23,886

Total loans and leases (GAAP)	1,884,405	1,729,880	1,884,405	1,898,630	1,761,419	1,745,513	1,729,880
OREO	1,155	3,926	1,155	2,137	2,322	3,098	3,926
Total loans and leases + OREO	1,885,560	1,733,806	1,885,560	1,900,767	1,763,741	1,748,611	1,733,806
Less PPP loans outstanding	(196,375)	-	(196,375)	(193,719)	-	-	-
Portfolio loans + OREO	$1,689,185	$1,733,806	$1,689,185	$1,707,048	$1,763,741	$1,748,611	$1,733,806

Nonperforming assets as a % of
portfolio loans + OREO (non-GAAP)	1.07%	1.38%	1.07%	1.21%	1.11%	1.27%	1.38%

GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES + FV MARKS AS A % OF PORTFOLIO LOANS + FV MARKS
(in thousands)
	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30,	September 30,	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2019	2020	2020	2020	2019	2019

Allowance for loan losses (GAAP)	$17,657	$9,598	$17,657	$16,356	$13,384	$10,401	$9,598
Add: Fair value marks	7,365	9,460	7,365	8,105	8,737	9,078	9,460

Allowance + fair value marks (non-GAAP)	$25,022	$19,058	$25,022	$24,460	$22,121	$19,479	$19,058

Total loans and leases (GAAP)	$1,884,405	$1,701,020	$1,884,405	$1,898,630	$1,761,419	$1,745,513	$1,729,880
Add: fair value marks	7,365	9,460	7,365	8,105	8,737	9,078	9,460

Total loans and leases + fair value marks (non-GAAP)	$1,891,770	$1,710,480	$1,891,770	$1,906,734	$1,770,156	$1,754,591	$1,739,340

Allowance + fair value marks as a % of
total loans and leases + fair value marks (non-GAAP)	1.32%	1.11%	1.32%	1.28%	1.25%	1.11%	1.10%

Allowance for loan losses (GAAP)	$17,657	$9,598	$17,657	$16,356	$13,384	$10,401	$9,598
Add: Fair value marks	7,365	9,460	7,365	8,105	8,737	9,078	9,460

Allowance + fair value marks (non-GAAP)	$25,022	$19,058	$25,022	$24,460	$22,121	$19,479	$19,058

Total loans and leases (GAAP)	$1,884,405	$1,729,880	$1,884,405	$1,898,630	$1,761,419	$1,745,513	$1,729,880
Less PPP loans outstanding	(196,375)	-	(196,375)	(193,719)	-	-	-
Portfolio loans (non-GAAP)	$1,688,030	$1,701,020	$1,688,030	$1,704,911	$1,761,419	$1,745,513	$1,729,880
Add: fair value marks	7,365	9,460	7,365	8,105	8,737	9,078	9,460

Portfolio loans + fair value marks (non-GAAP)	$1,695,395	$1,710,480	$1,695,395	$1,713,015	$1,770,156	$1,754,591	$1,739,340

Allowance + fair value marks as a % of
total loans and leases + fair value marks (non-GAAP)	1.48%	1.11%	1.48%	1.43%	1.25%	1.11%	1.10%

Contacts

Howard Bancorp, Inc.
Robert L. Carpenter, Jr., Executive Vice President and Chief Financial Officer
410-750-0020